Exhibit 99

	For Release:	December 5, 2008
	Investor:	Tim Thorp
	Contact:	218-723-3953
tthorp@allete.com

NEWS

ALLETE, Inc. expects 2009 earnings to range
from $2.10 to $2.35 per share

DULUTH, Minn.-ALLETE, Inc. (NYSE:ALE) today announced it expects 2009 earnings per share to be within a range of $2.10 to $2.35 from net income of between $67 to $75 million, and identified the major assumptions used in its forecast.

The Company expects an order on its retail rate case now before the Minnesota Public Utilities Commission to be issued in April, with new rates anticipated to be in effect mid-2009. Minnesota Power has asked for a $40 million annual increase, and is currently collecting interim rates amounting to $35 million on an annualized basis.

While the Company cannot determine what the final rates will be, for the purpose of providing 2009 earnings guidance it has included rates equivalent to the current interim rates for the entire year. However, once the case has been completed, the Company will adjust its earnings outlook to include the impact of final approved rates, which may be higher or lower than interim rates now being collected.

Minnesota Power expects a decline in taconite production on Minnesota’s Iron Range in 2009 from 2008 levels, resulting in lower electricity usage by its industrial customers. The Company intends to remarket available power to other power suppliers in an effort to mitigate the earnings impact of lower retail sales. The profitability of these efforts will be dependent on energy market and economic conditions at that time. Minnesota Power also expects to sell electricity to a new industrial customer, Mesabi Nugget, which is anticipated to begin operations in the second half of 2009. Mesabi Nugget has signed a 15MW contract with Minnesota Power.

The Company is basing its 2009 earnings guidance on other assumptions, including:

•	the expectation of a rate increase for Minnesota Power’s wholesale customers beginning in the first quarter of 2009.

•	an expected Superior Water, Light and Power retail rate increase beginning January 1.

•	anticipated higher expenses in 2009 for operation and maintenance (including labor and benefits), interest, and depreciation.
•	little or no earnings from ALLETE Properties in 2009.
•	investment of an additional $5 to $7 million in the American Transmission Company.
•	capital expenditures of approximately $325 million in 2009, about half of which will be investments in environmental and renewable energy projects.
•	an increase in average common shares outstanding due to equity issuances in 2008 and projected issuances in 2009 as the Company pre-funds its growth.

ALLETE will finance its capital expenditure program through a combination of internally generated cash, debt and equity issuances. The mix will be determined based on financial market conditions and the timing of funding needs during the year.  “We’ll begin 2009 in a favorable financial condition; we have good liquidity and a relatively low debt to capital ratio on our balance sheet,” said Chairman and CEO Don Shippar.

“After 2009, we expect strong annual earnings growth for a number of years due to continuing investments in utility rate base,” Shippar said. “We’ll maintain our focus on earning a financial return that rewards our shareholders and sustains growth prospects. Additionally, we expect to increase our dividend when the Board of Directors meets in January 2009.”

ALLETE’s corporate headquarters are located in Duluth, Minnesota. More information about the Company is available on ALLETE’s Web site at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.